Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Seagate Technology Public Limited Company 2012 Equity Incentive Plan of Seagate Technology public limited company (plc) of our reports dated August 17, 2011, with respect to the consolidated financial statements of Seagate Technology plc and the effectiveness of internal control over financial reporting of Seagate Technology plc included in its Annual Report (Form 10-K) for the year ended July 1, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

San Jose, California
October 27, 2011